Leatt Corp Announces Results for

the Second Quarter 2026

Global revenues increase 14% for first six months;

Net income increases 19% for first six months

CAPE TOWN, South Africa, (August 14, 2026) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of head-to-toe protective equipment for MOTO, MTB, and a wide range of extreme and high-velocity sports, today announced financial results for the second quarter ending June 30, 2026.  All financial numbers are in U.S. dollars.

Second Quarter 2026 and Recent Highlights

  Revenues were $16.39 million, up 1% compared to the second quarter of 2025
  Consumer direct sales increased by 68% for the second quarter of 2026
  Revenues for first six months of 2026 were $35.90 million, up 14% as compared to the first six months of 2025
  Consumer direct sales increased by 61% for the first six months of 2026
  Dealer direct sales increased by 11% for the first six months of 2026
  Cash flow generated by operations was $7.44 million for the first six months of 2026
  Net income for the first six months was $2.68 million, up 19% compared to the first six months of 2025
  Cash, cash equivalents, and restricted cash increased 48% to $19.53 million
  Partnered with Cardo Systems, a leader in wireless communications for powersports, on Cardo Venture, a new off-road helmet integrating Cardo Systems' wireless real-time mesh communication system into Leatt's innovative MOTO 8.5 Helmet.

Chief Executive Officer Sean Macdonald commented, "The second quarter of 2026 was another solid quarter for Leatt despite some temporary supply chain timing challenges that have since been resolved. Global consumer demand for our innovative products remains strong and have fueled robust sell-through and re-ordering patterns. International and domestic sales continue to show promising trends and encouraging traction at the consumer and dealer levels.

"Total global revenues for the quarter were $16.39 million, only a slight increase over last year but, due to supply chain timing, the numbers don't reflect the momentum that, we are achieving. U.S. revenues grew by about 11% to $6.15 million. International revenues were $10.24 million, an increase of 4%. Consumer direct sales continued to be a highlight and grow strongly, increasing by 68% or $961,835 during the quarter.

"In terms of product sales, body armor and helmet sales were the leaders, up $462,309 and $443,803 respectively. MOTO shipments of apparel, boots and helmets that were scheduled for the last half of the second quarter were delayed due to supply chain timing, resulting in a decrease in sales to our global distributors of 6% or $652,846.  Again, this has been resolved and we continue to fulfill strong global orders.

"Gross profit for the quarter increased by 8% to $7.44 million and gross profit as a percentage of sales increased by 2%. Net income was $908,989. Total operating costs increased by 16% in the second quarter as we continue to build a strong global team of sales and marketing professionals in emerging and developed markets.

"On a year-to-date basis, total global revenues were up $4.35 million or 14% to $35.90 million. Net income was $2.68 million, an improvement of $419,825 or 19% compared to the first six months of 2025. Consumer direct sales increased by 61%.  Cash increased by $6.29 million to $19.53 million, with cash flows provided by operations of $7.44 million for the six months of 2026.

"Our current ratio as of June 30, 2026 was 7.4:1 and we believe that we have sufficiently strong liquidity to fuel future growth."

Founder and Chairman Dr. Christopher Leatt remarked, "Our recent partnership with Cardo Systems integrating their wireless, real-time mesh communication system into our innovative MOTO 8.5 helmet is yet another example of the expertise and competency of our design and engineering team. Our goal is always to be on the cutting edge of industry innovation and, when it is mutually beneficial, collaborate with leading partners in our industry. We look forward to releasing Leatt's integrated helmet offering in the second half of the year"

Financial Summary

Revenues for the quarter ended June 30, 2026 were $16.39 million, a 1% increase, compared to $16.18 million for the quarter ended June 30, 2025.

This increase in worldwide revenues is attributable to a $462,309 increase in body armor sales, and a $443,803 increase in helmet sales that were partially offset by a $530,016 decrease in other product, part and accessory sales and a $161,491 decrease in neck brace sales.

Net income for the second quarter of 2026 was $908,989 or $0.15 per basic and $0.14 per diluted share, down 20%, as compared to $ 1.14 million, or $0.18 per basic and $0.18 per diluted share, for the second quarter of 2025.

Revenues for the six months ended June 30, 2026 were $35.90 million, a 14% increase, compared to $31.54 million for the six months ended June 30, 2025.

This increase in worldwide revenue is attributable to a $2.18 million increase in body armor sales and a $2.43 million increase in helmet sales that were partially offset by a $151,334 decrease in other products, parts and accessories sales and a $110,738 decrease in neck brace sales.

Net income after taxes for the six-month period ended June 30, 2026 was $2.68 million, compared to net income after taxes of $2.26 million for the six-month period ended June 30, 2025.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At June 30, 2026, the Company had cash and cash equivalents of $19.53 million.

Business Outlook

Macdonald added, "While there are some potential headwinds globally, participation and consumer demand for our products around the world remains strong. Ordering patterns fueled by sell-through remain robust and very encouraging. Direct to consumer sales are growing rapidly.

"We have developed an exciting range of bike care products through the establishment and acquisition of Bike Care Technologies. It is a Polish entity that will distribute premium bike care products around the world.  We expect sales to start to filter through to revenues during the third quarter of 2026 when we expect to launch this new exciting venture.

"We plan to continue to invest in building a diverse global team of sales and marketing professionals, and in the development of a pipeline of exceptional products. We believe that these investments will continue to fuel strong gains in market share and growth.

"Our team remains very excited and enthusiastic about our future driven by our innovative product portfolio, our plans to amplify the brand to reach a much wider rider audience, and a strong balance sheet that is well-positioned to fuel growth and shareholder value."

Conference Call

The Company will host a conference call at 10:00 am ET on Friday, August 14, 2026, to discuss the 2026 second quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-833-419-0865 (U.S.A) or 1-785-838-9333 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or 1-412-317-6671 (international).  The replay passcode is 11162418.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Driven by the science of thrill, Leatt Corporation develops head-to-toe personal protective gear for extreme and action sports. This includes the award-winning Leatt-Brace®, a neck brace system considered the gold standard for neck protection when worn in conjunction with a helmet. Leatt products are designed for participants in extreme sports that use motorcycles, bicycles, mountain bikes, all-terrain vehicles, snowmobiles, and other open-air vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook and Instagram.

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the Company's ability to maintain sufficient liquidity to continue investing in its product portfolio and elevating the brand to reach a wider audience and fuel growth; the Company's ability to continue developing a pipeline of innovative products that connect with consumers; the general ability of the Company to achieve its commercial objectives,; the business strategy, plans and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports that we file with the United States Securities and Exchange Commission.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2026	December 31, 2025
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$19,384,885	$12,988,111
Restricted cash	143,042	244,936
Accounts receivable, net	7,043,786	7,904,885
Inventory, net	13,923,847	20,897,693
Payments in advance	1,275,524	1,197,284
Income tax receivable	808,615	734,193
Prepaid expenses and other current assets	5,064,000	3,634,255
Total current assets	47,643,699	47,601,357

Property and equipment, net	3,373,116	3,660,704
Operating lease right-of-use assets, net	186,657	342,413
Deferred tax asset, net	396,294	396,294

Other Assets
Deposits	45,534	45,189

Total Assets	$51,645,300	$52,045,957

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,925,043	$8,595,892
Refund liability	65,162	65,140
Notes payable, current	-	1,804
Operating lease liabilities, current	186,657	309,019
Other current liabilities	63,291	8,370
Short term loan, net of finance charges	224,409	800,000
Total current liabilities	6,464,562	9,780,225

Operating lease liabilities, net of current portion	-	33,394
Total liabilities	6,464,562	9,813,619

Commitments and contingencies

Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding as of June 30, 2026 and December 31, 2025	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 6,229,556 shares issued and 6,227,380 outstanding as of June 30, 2026 and 6,255,989 shares issued and 6,234,689 outstanding as of December 31, 2025	130,527	130,534
Accumulated other comprehensive loss	(937,553)	(983,640)
Retained earnings	34,538,786	31,859,103
Additional paid - in capital	11,472,346	11,478,399
Treasury stock, at cost, 2,176 and 21,300 shares of common stock, as of June 30, 2026 and December 31, 2025, respectively	(26,368)	(255,058)
Total stockholders' equity	45,180,738	42,232,338

Total Liabilities and Stockholders' Equity	$51,645,300	$52,045,957

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended
	June 30		June 30
	2026	2025	2026	2025
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$16,390,944	$16,176,339	$35,898,430	$31,544,203

Cost of Revenues	8,955,702	9,287,146	19,888,761	17,933,997

Gross Profit	7,435,242	6,889,193	16,009,669	13,610,206

Product Royalty Income	135,115	48,306	507,934	133,604

Operating Expenses
Salaries and wages	2,176,254	1,846,237	4,324,880	3,703,617
Commissions and consulting expenses	219,661	187,434	455,454	345,156
Professional fees	212,003	155,345	502,495	515,396
Advertising and marketing	1,428,833	1,152,207	2,490,029	2,044,264
Office lease and expenses	199,053	176,120	439,768	345,296
Research and development costs	664,839	616,795	1,462,187	1,281,285
Bad debt (expense) recovery	(80,543)	(31,155)	49,539	(94,659)
General and administrative expenses	1,313,482	1,101,992	2,523,715	2,114,641
Depreciation	284,244	332,606	798,860	659,614
Total operating expenses	6,417,826	5,537,581	13,046,927	10,914,610

Income from Operations	1,152,531	1,399,918	3,470,676	2,829,200

Other Income
Interest and other income, net	76,268	117,737	150,764	199,884
Total other income	76,268	117,737	150,764	199,884

Income Before Provision for Income Taxes	1,228,799	1,517,655	3,621,440	3,029,084

Provision for Income taxes	319,810	378,921	941,757	769,226

Net Income Available to Common Shareholders	$908,989	$1,138,734	$2,679,683	$2,259,858

Net Income per Common Share
Basic	$0.15	$0.18	$0.43	$0.36
Diluted	$0.14	$0.18	$0.41	$0.35

Weighted Average Number of Common Shares Outstanding
Basic	6,229,656	6,217,550	6,232,899	6,217,550
Diluted	6,464,988	6,475,942	6,468,231	6,475,942

Comprehensive Income
Net Income	$908,989	$1,138,734	$2,679,683	$2,259,858
Other comprehensive income, net of $0 and $0 deferred income taxes in 2026 and 2025
Foreign currency translation	160,119	136,096	46,087	202,476

Total Comprehensive Income	$1,069,108	$1,274,830	$2,725,770	$2,462,334

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

	2026	2025

Cash flows from operating activities
Net income	$2,679,683	$2,259,858
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	798,860	659,614
Stock-based compensation	324,523	243,017
Bad debt expense (recovery)	49,539	(100,091)
Inventory reserve	87,259	40,203
Gain on sale of property and equipment	(388)	(18,943)
Increase in refund liability	22	-
(Increase) decrease in:
Accounts receivable	811,561	(1,753,961)
Inventory	6,886,587	5,052,510
Payments in advance	(78,240)	(206,557)
Prepaid expenses and other current assets	(1,429,745)	(416,686)
Income tax receivable	(74,422)	31,330
Long-term accounts receivable	-	56,391
Deposits	(345)	(6,904)
Increase (decrease) in:
Accounts payable and accrued expenses	(2,670,848)	(2,498,082)
Other current liabilities	54,921	772,741
Net cash provided by operating activities	7,438,967	4,114,440

Cash flows from investing activities
Capital expenditures	(490,405)	(349,011)
Proceeds from sale of property and equipment	743	19,250
Net cash used in investing activities	(489,662)	(329,761)

Cash flows from financing activities
Repayment of notes payable to bank	(1,804)	(18,140)
Repayments of short-term loan, net	(575,591)	(548,464)
Purchase of treasury stock under share repurchase plan	(101,893)	-
Net cash used in financing activities	(679,288)	(566,604)

Effect of exchange rates on cash, cash equivalents and restricted cash	24,863	140,013

Net increase in cash, cash equivalents and restricted cash	6,294,880	3,358,088

Cash, cash equivalents and restricted cash - beginning of period	13,233,047	12,368,100

Cash, cash equivalents and restricted cash - end of period	$19,527,927	$15,726,188

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	19,384,885	15,726,188
Restricted cash	143,042	-
Total cash, cash equivalents and restricted cash	$19,527,927	$15,726,188

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$33,269	$30,206

Other noncash investing and financing activities
Cancellation of treasury shares	$330,583	$-

The accompanying notes are an integral part of these consolidated financial statements.